Exhibit 10.17

                 WAUSAU-MOSINEE PAPER CORPORATION
                   INCENTIVE COMPENSATION PLANS
                                FOR
                        EXECUTIVE OFFICERS
                              (2000)

     The Senior Vice President, Finance, Senior Vice President, Administration, and Senior Vice President, Engineering and Environmental Services each have a bonus opportunity equal to a maximum of 75% of base salary based upon earnings per share. Incentive bonuses will be 20% of base salary if earnings are $.92 per share and will increase on a pro rata basis to a maximum of 75% of base salary at $1.38 per share. These officers will also be entitled to a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the President and CEO.

     Each of the Senior Vice Presidents, Printing & Writing Group and Towel & Tissue Group, will be eligible to earn an incentive bonus based on the operating profits of his Group. In each case, achievement of the Group's minimum targeted operating profit will result in incentive compensation equal to 20% of base salary, with a pro rata increase of up to 75% of base salary based upon achievement of operating profit goals above the minimum targeted amount. The Senior Vice President, Specialty Paper Group, will participate in a similar plan with the exception that the range of incentive compensation tied to achievement of the Group's minimum targeted operating profit will be 0% to 75% of base salary. Each of these Senior Vice Presidents will be eligible to earn incentive compensation in an amount equal to a maximum of 25% of base salary for achievement of individual performance objectives established at the beginning of the year by the President and CEO.

     Earnings per share will be adjusted for accruals on SARs, bonus expense, and extraordinary items.